As filed with the Securities and Exchange Commission on October 3, 2019

Registration Statement No. 333-225626

Registration Statement No. 333-206080

Registration Statement No. 333-185085

Registration Statement No. 333-185084

Registration Statement No. 333-144709

Registration Statement No. 333-134142

Registration Statement No. 333-134138

Registration Statement No. 333-87973

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT NO. 333-225626

REGISTRATION STATEMENT NO. 333-206080

REGISTRATION STATEMENT NO. 333-185085

REGISTRATION STATEMENT NO. 333-185084

REGISTRATION STATEMENT NO. 333-144709

REGISTRATION STATEMENT NO. 333-134142

REGISTRATION STATEMENT NO. 333-134138

 AND

Post-Effective Amendment No. 2

To

FORM S-8

REGISTRATION STATEMENT NO. 333-87973

UNDER

THE SECURITIES ACT OF 1933

I.D. SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3270799
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

(201) 996-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

I.D. SYSTEMS, INC. 2018 INCENTIVE PLAN

I.D. SYSTEMS, INC. 2015 EQUITY COMPENSATION PLAN

I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan, AS AMENDED

I.D. Systems, Inc. 2007 Equity Compensation Plan, AS AMENDED

I.D. Systems, Inc. 401(k) Plan

1999 STOCK OPTION PLAN, AS AMENDED

1999 DIRECTOR OPTION PLAN

1995 NON QUALIFIED STOCK OPTION PLAN

(Full Title of Plan)

Ned Mavrommatis

Chief Financial Officer

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

(201) 996-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Spindler, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Telephone: (212) 451-2300

Facsimile: (212) 451-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by I.D. Systems, Inc., a Delaware corporation (“I.D. Systems” or the “Company”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by I.D. Systems:

●	Registration Statement No. 333-225626 filed with the SEC on June 14, 2018 pertaining to the registration of 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the I.D. Systems, Inc. 2018 Incentive Plan.

●	Registration Statement No. 333-206080 filed with the SEC on August 4, 2015 pertaining to the registration of 1,200,000 shares of the Company’s Common Stock pursuant to the I.D. Systems, Inc. 2015 Equity Compensation Plan.

●	Registration Statement No. 333-185085 filed with the SEC on November 21, 2012 pertaining to the registration of 500,000 shares of the Company’s Common Stock pursuant to the I.D. Systems, Inc. 2007 Equity Compensation Plan, as amended, and 300,000 shares of the Company’s Common Stock pursuant to the I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan, as amended.

●	Registration Statement No. 333-185084 filed with the SEC on November 21, 2012 pertaining to the registration of 200,000 shares of the Company’s Common Stock pursuant to the I.D. System’s 401(k) Plan.

●	Registration Statement No. 333-144709 filed with the SEC on July 19, 2007 pertaining to the registration of 2,000,000 shares of the Company’s Common Stock pursuant to the I.D. Systems, Inc. 2007 Equity Compensation Plan.

●	Registration Statement No. 333-134142 filed with the SEC on May 15, 2006 pertaining to the registration of 1,000,000 shares of the Company’s Common Stock pursuant to the 1999 Stock Option Plan of I.D. Systems, Inc.

●	Registration Statement No. 333-134138 filed with the SEC on May 15, 2006 pertaining to the registration of 300,000 shares of the Company’s Common Stock pursuant to the 1999 Director Option Plan of I.D. Systems, Inc.

●	Registration Statement No. 333-87973 filed with the SEC on September 28, 1999, as amended by the Post-Effective Amendment No. 1 filed with the SEC on July 20, 2001, pertaining to the registration of 3,362,500 shares of the Company’s Common Stock pursuant to the 1995 Non-Qualified Stock Option Plan of I.D. Systems, Inc., 1999 Stock Option Plan, as amended, of I.D. Systems, Inc. and the 1999 Director Option Plan of I.D. Systems, Inc.

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On October 3, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 13, 2019 (the “Merger Agreement”), by and among I.D. Systems, PowerFleet, Inc., a Delaware corporation and formerly a wholly-owned subsidiary of I.D. Systems (“Parent”), Pointer Telocation Ltd., a public company limited by shares formed under the laws of the State of Israel (“Pointer”), Powerfleet Israel Holding Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Pointer Holdco”), and Powerfleet Israel Acquisition Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a wholly-owned subsidiary of Pointer Holdco (“Pointer Merger Sub”), Pointer Merger Sub merged with and into Pointer, with Pointer surviving as a direct, wholly-owned subsidiary of Pointer Holdco and an indirect, wholly-owned subsidiary of Parent, in exchange for consideration consisting of $8.50 in cash and 1.272 shares of common stock of Parent, per ordinary share of Pointer.

Also on October 3, 2019, in connection with the Merger Agreement, and pursuant to the Investment and Transaction Agreement, dated as of March 13, 2019, as amended by Amendment No. 1 thereto dated as of May 16, 2019 and Amendment No. 2 thereto dated as of June 27, 2019 (the “Investment Agreement”), by and among I.D. Systems, Parent, PowerFleet US Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“I.D. Systems Merger Sub”), and ABRY Senior Equity V, L.P. and ABRY Senior Equity Co-Investment Fund V, L.P., affiliates of ABRY Partners II, LLC, I.D. Systems reorganized into a new holding company structure by merging I.D. Systems Merger Sub with and into I.D. Systems, with I.D. Systems surviving as a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement and the Investment Agreement, Parent became a publicly traded corporation, and former I.D. Systems stockholders and former Pointer shareholders now own common stock of Parent. In connection therewith, I.D. Systems has terminated all offerings of its securities pursuant to the Registration Statements.

In accordance with an undertaking made by I.D. Systems in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, I.D. Systems hereby deregisters and removes from registration all securities reserved for issuance and registered under each Registration Statement that remain unsold as of the date hereof. The Registration Statements are each hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodcliff Lake, State of New Jersey on the 3rd day of October, 2019.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

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